SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      August 21, 2002

Genencor International, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31167	16-1362385

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

925 Page Mill Road, Palo Alto, California	94304

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (650) 846-7500

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     On August 23, 2002, Genencor International, Inc. (the “Company”) issued a press release concerning the intention of W. Thomas Mitchell to step down as chief executive officer and president upon the naming of a successor and to retire in 2003. The release further indicates that Mr. Mitchell will continue in his role as chairman of the board. A copy of the press release is hereby incorporated by reference and made a part of this filing as Exhibit 99(a).

     On August 23, 2002, the Company also issued a press release regarding the tender by its executive officers of approximately 1,400,000 shares of restricted stock in full payment of the outstanding balances of principal and accrued interest on obligations under notes issued in connection with the purchase of restricted stock by the executive officers in April 2000. The release further indicates that the Company granted stock options to the executive officers. The granted options represent the right to purchase up to approximately 1,800,000 shares of the Company’s common stock. A copy of the press release is hereby incorporated by reference and made a part of this filing as Exhibit 99(b).

     Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press release of a reference to the Company’s internet address shall, under any circumstances, be deemed to incorporate the information available at such internet address into this Current Report. The information available at the Company’s internet address is not part of this Current Report or any other report filed by the Company with the Securities and Exchange Commission.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit 99(a) – Press Release issued August 23, 2002 regarding the retirement of W. Thomas Mitchell as chief executive officer and president of Genencor International, Inc.

Exhibit 99(b) — Press Release issued August 23, 2002 regarding tendering of restricted stock by the executive officers of Genencor International, Inc. in full payment of certain outstanding loans and the grant of stock options to the executive officers.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENENCOR INTERNATIONAL, INC.

Dated:	August 23, 2002	By:	/s/ Stuart L. Melton Stuart L. Melton, Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99(a)	Press Release issued August 23, 2002 regarding the retirement of W. Thomas Mitchell as chief executive officer and president of Genencor International, Inc.

99(b)	Press Release issued August 23, 2002 regarding tendering of restricted stock by the executive officers of Genencor International, Inc. in full payment of certain outstanding loans and the grant of stock options to the executive officers.